Exhibit 17

CONSENT OF PLACER DOME U.S.INC.

The undersigned hereby consents to the use of its name as it appears in the following reports and documents, which are being filed as exhibits to and incorporated by reference into the annual report on Form 40-F of NovaGold Resources Inc. (the “Company”) being filed with the United States Securities and Exchange Commission and any document in which the annual report or Form 40-F may be incorporated by reference into and filed with the United States Securities and Exchange Commission:

  The annual information form of the Company dated March 31, 2004 for the year ended November 30, 2003, which includes reference to the undersigned’s name in connection with the Donlin Creek Project.

Dated at Denver, Colorado, this 28th day of May, 2004.

PLACER DOME U.S. INC.

/s/ Jose Antonio Pinedo
Name: Jose Antonio Pinedo
Title: Vice-President